UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2004

LECG CORPORATION

(Exact name of registrant as specified in its chapter)

Delaware	000-50464	81-056994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street Emeryville, California		94608
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 985-6700

Not Applicable

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets

On March 17, 2004, LECG Corporation (the “Company”), and its subsidiary, LECG, LLC, a California limited liability company (“LECG”), completed the acquisition of substantially all of the assets of Economic Analysis LLC, a privately held expert services firm based in Los Angeles (“Economic Analysis”).  The acquisition was completed in accordance with the terms of an Asset Purchase Agreement entered into as of March 1, 2004 by and among the Company, LECG, Economic Analysis, the members of Economic Analysis and other related parties (collectively, the “Parties”), as amended by that certain First Amendment to Asset Purchase Agreement entered into on March 17, 2004 by and among the Parties (collectively, the “Purchase Agreement”).  The purchase price of approximately $16.3 million includes $15.3 million paid in cash at closing and $1.0 million in unregistered shares of common stock of the Company (or 50,891 unregistered shares valued at $19.65 per share, the closing price of the Company’s common stock on the business day prior to the date of the Purchase Agreement) issued at closing.  Additional performance payments of up to $7,650,000 in the aggregate may be earned over the next three (3) years if specific growth and profitability targets are met and an additional $2,000,000 in the aggregate may be earned in the future if specific revenue targets are met.  In acquiring Economic Analysis, LECG also retained the services of substantially all of its 50 employees, including Economic Analysis’ five principal experts: Dr. Benjamin Klein, Dr. Michael P. Smith, Dr. Kevin C. Green, Dr. John S. Hekman and Dr. Darrell Williams.

The assets acquired include physical assets and equipment, as well as client contracts, intellectual property and corporate goodwill.  The acquired assets will be used by LECG in the conduct of its business.  In connection with the acquisition, LECG also assumed Economic Analysis’ obligations under its commercial office lease relating to the rental of approximately 15,965 square feet of space in Los Angeles, California (the “Assumed Office Lease”).  The term under the Assumed Office Lease ends on August 31, 2010.  Aside from the assumption of Economic Analysis’ obligations under the Assumed Office Lease and obligations and liabilities incurred or otherwise arising on or after March 1, 2004 in connection with or otherwise arising from the conduct of the acquired business or ownership by LECG of the acquired assets, neither the Company nor LECG assumed any other liabilities of Economic Analysis.

The purchase price for the assets was primarily based on a multiple of Economic Analysis’ historical earnings before interest, taxes, depreciation and amortization and the Company’s expectations regarding future earnings.  The purchase price was funded through the use of the Company’s available cash, and not through any bank borrowings.  In support of its future obligations under the Assumed Office Lease, LECG delivered to the landlord under the Assumed Office Lease a Letter of Credit in the face amount of $595,518 issued by its bank, U.S. Bank National Association.

The foregoing description of the purchase of assets from Economic Analysis does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is being filed herewith.

Item 7.  Financial Statements and Exhibits

(a)  None of the conditions specified in the definition of a “significant subsidiary” in Section 210.1-02(w) of Regulation S-X exceed 20% when applied to the acquisition that is the subject of this report.  Accordingly, pursuant to the provisions of Section 210.3.05(b)(2)(i) of Regulation S-X, no financial statements are required to be filed herewith.

(b)  No pro forma financial information relative to the acquisition that is the subject of this report is required pursuant to Article 11 of Regulation S-X.  Accordingly, such pro forma financial information is not required to be filed herewith.

(c)  Exhibits

2.1           Asset Purchase Agreement entered into as of March 1, 2004 by and among the Company, LECG, Economic Analysis, the members of Economic Analysis and other related parties identified therein (furnished herewith).  Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the exhibits and schedules to this Asset Purchase Agreement have been omitted.  The Company agrees to furnish a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

2.2           First Amendment to Asset Purchase Agreement entered into on March 17, 2004 by and among the Company, LECG, Economic Analysis, the members of Economic Analysis, and other related parties identified therein (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2004	LECG Corporation
(Registrant)

/s/ John C. Burke
John C. Burke
`	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1

Asset Purchase Agreement entered into as of March 1, 2004 by and among LECG Corporation, LECG, LLC, Economic Analysis, LLC, the members of Economic Analysis, LLC, and other related parties identified therein.(1)

2.2

First Amendment to Asset Purchase Agreement dated as of March 17, 2004 by and among LECG Corporation, LECG, LLC, Economic Analysis, LLC, the members of Economic Analysis, LLC and other related parties identified therein.

(1) Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text where indicated by the mark ***.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended